EXHIBIT 99(a)

News Release:                 Immediate  Contact:  Celeste Gunter
                                                   (804) 649-4307

                James River Completes Jamont Acquisition

        RICHMOND, VIRGINIA, July 5, 1994 -- James River Corporation announced today that it has completed the acquisition of the 43.2% indirect ownership interest in Jamont N.V. ("Jamont") previously owned by Rayne Holdings Inc. ("Rayne") for a total consideration of approximately $575 million in cash. With operations in 12 European countries and 1993 sales of $1.5 billion, Jamont produces branded and private label tissue, hygiene, and foodservice products for the retail and away-from-home markets. Jamont currently holds the overall number two position in the European tissue market with a market share of approximately 15%.

       This acquisition increases James River's ownership interest in Jamont from 43.2% to 86.4%. Jamont, which was previously accounted for using the equity method, becomes a consolidated subsidiary of James River effective with the completion of this transaction. As previously announced, this acquisition is being partially financed with the $287.5 million of gross proceeds (including $28.8 million of proceeds from the exercise of the underwriters' over-allotment option) from its recent issuance of Series P 9% Cumulative Convertible Preferred Stock, which was issued as a Dividend Enhanced Convertible Stock ("DECS"). Initially, the balance of the purchase price will be funded with borrowings under existing and new credit facilities, which the company ultimately may refinance with proceeds from the sale of debt securities under its current $600 million shelf registration statement.

        This acquisition terminates a put and call arrangement that previously existed between James River and Rayne. Under the put and call agreement, Rayne had an option to put its interest in Jamont to James River during the summer of 1996 and the summer of 1998 for a total of approximately $820 million, and James River had a currently exercisable option to call Rayne's interest at a price of approximately $650 million. This transaction has allowed James River to acquire Rayne's interest in Jamont at a significant discount to the scheduled put and call prices.

        James River Corporation, headquartered in Richmond, Virginia, is a marketer and manufacturer of consumer products, food and consumer packaging, and communications papers. These product lines include brands such as Quilted Northern(r) bathroom tissue, Brawny(r) paper towels, Dixie(r) cups and plates, Eureka!(tm) recycled copy paper, Quilt-Rap(tm) sandwich wrap, and Qwik Crisp(r) microwave packaging. In addition, the company's Jamont operations produce a number of popular consumer brands for the European market such as Lotus bathroom tissue and Vania feminine hygiene products. For the year which ended on December 26, 1993, including the pro forma consolidation of Jamont, the company had net sales of $6.1 billion.